US AIRWAYS REPORTS MAY TRAFFIC

ARLINGTON, Va., June 3, 2005 -- US Airways reported its May 2005 passenger traffic today.

Mainline revenue passenger miles for May 2005 increased 2.0 percent on a 1.4 percent increase in available seat miles, compared to May 2004. The 75.9 percent passenger load factor is a 0.4 percentage point increase compared to May 2004.

Revenue passenger miles for US Airways mainline during the first five months of 2005 increased 3.7 percent on a 2.2 percent increase in available seat miles, compared to the same period in 2004. The passenger load factor for January through May 2005 was 74.3 percent, a 1.1 percentage point increase compared to the same period in 2004.

US Airways Express -- the two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., as well as the MidAtlantic Airways division of US Airways, Inc. -- reported a 103.4 percent increase in revenue passenger miles for May 2005, on 92.5 percent more capacity, compared to May 2004. The passenger load factor was 65.3 percent, a 3.5 percentage point increase compared to May 2004.

For the first five months of 2005, the US Airways Express entities reported a 128.0 percent increase in revenue passenger miles on 106.7 percent more capacity, compared to the same period in 2004. The passenger load factor was 61.6 percent, a 5.8 percentage point increase compared to the same period in 2004.

US Airways ended the month of May 2005 completing 99.2 percent of its scheduled departures, compared to 99.3 percent in May 2004.
US AIRWAYS, INC
SELECTED TRAFFIC STATISTICS

	May 2005	May 2004	Percent Change
Revenue Passenger Miles (000):
Domestic*	2,588,218	2,476,678	4.5
International*	939,150	981,142	(4.3)
Total - Scheduled Service	3,527,367	3,457,820	2.0
Total (Including Charter)	3,527,367	3,457,820	2.0

Available Seat Miles (000):
Domestic*	3,420,739	3,273,485	4.5
International*	1,229,483	1,311,402	(6.2)
Total - Scheduled Service	4,650,222	4,584,886	1.4
Total (Including Charter)	4,650,222	4,584,886	1.4

Passengers Boarded*	3,663,233	3,568,063	2.7
System Load Factor*	75.9	75.4	0.4
Average Passenger Journey*	962.9	969.1	(0.6)

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

US AIRWAYS, INC
YEAR-TO-DATE 2005

	Jan.-May 2005	Jan.-May 2004	Percent Change
Revenue Passenger Miles (000):
Domestic*	12,558,128	11,919,286	5.4
International*	4,087,113	4,138,137	(1.2)
Total - Scheduled Service	16,645,242	16,057,423	3.7
Total (Including Charter)	16,646,218	16,058,512	3.7

Available Seat Miles (000):
Domestic*	17,045,859	16,450,993	3.6
International*	5,365,746	5,481,803	(2.1)
Total - Scheduled Service	22,411,604	21,932,796	2.2
Total (Including Charter)	22,412,815	21,935,332	2.2

Passengers Boarded*	17,609,230	17,212,009	2.3
System Load Factor*	74.3	73.2	1.1
Average Passenger Journey*	945.3	932.9	1.3

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding
US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	May 2005	May 2004	Percent Change
Revenue Passenger Miles (000)	329,062	161,743	103.4
Available Seat Miles (000)	504,168	261,863	92.5
Passengers Boarded*	876,463	615,287	42.4
System Load Factor*	65.3	61.8	3.5
Average Passenger Journey	375.4	262.9	42.8

US AIRWAYS EXPRESS**
YEAR-TO-DATE 2005

	Jan.-May 2005	Jan.-May 2004	Percent Change
Revenue Passenger Miles (000)	1,375,957	603,461	128.0
Available Seat Miles (000)	2,234,616	1,081,183	106.7
Passengers Boarded*	3,747,517	2,514,690	49.0
System Load Factor*	61.6	55.8	5.8
Average Passenger Journey	367.2	240.0	53.0
* scheduled service
** Piedmont Airlines, Inc., PSA Airlines, Inc., and the MidAtlantic Airways division of US Airways.

NOTE:     Numbers may not add or calculate due to rounding